Exhibit 4.1

CERTIFICATE OF DESIGNATION
 OF
 COMMON STOCK EQUIVALENT JUNIOR PREFERRED STOCK
 OF
UNITED COMMUNITY BANKS, INC.

Pursuant to Section 14-2-602 of the
Georgia Business Corporation Code

United Community Banks, Inc., a corporation organized under the laws of the State of Georgia (the “Corporation”), does hereby certify that:

1. At a meeting duly convened and held on March 26, 2010, the Board of Directors of the Corporation (the “Board”) duly adopted the following resolutions authorizing the issuance and sale by the Corporation of a series of the Corporation’s preferred stock, $1.00 par value per share, to be known as the Common Stock Equivalent Junior Preferred Stock:

“RESOLVED, that the powers, preferences, participation and other special rights, qualifications, limitations, restrictions and other designations of the Corporation’s Common Stock Equivalent Junior Preferred Stock, including those established by the Board and the number of authorized shares thereof, are authorized and approved as set forth in the Certificate of Designation attached hereto as Exhibit A, which is incorporated herein and made a part of these resolutions by reference.”

2. Attached hereto, and thereby made a part hereof, is such Exhibit A from the Board’s resolution designating the Common Stock Equivalent Junior Preferred Stock.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its duly authorized officer this 31st day of March, 2010.

UNITED COMMUNITY BANKS, INC.

By:	/s/ Rex S. Schuette
Name: Rex S. Schuette
Title: Executive Vice President & CFO

Exhibit A

CERTIFICATE OF DESIGNATION
OF
COMMON STOCK EQUIVALENT
JUNIOR PREFERRED STOCK
OF
UNITED COMMUNITY BANKS, INC.

Pursuant to the authority vested in the Board of Directors (the “Board”) by the Restated Articles of Incorporation of United Community Banks, Inc. (the “Corporation”), as amended (the “Articles of Incorporation”), the Board does hereby designate, create, authorize and provide for the issue of a series of preferred stock, $1.00 par value per share, which shall be designated as “Common Stock Equivalent Junior Preferred Stock” (the “Junior Preferred Stock”), consisting of 1,000,000 shares having the following  powers, preferences, participation and other special rights, qualifications, limitations, restrictions and other designations:

Section I.                Definitions

“Acquiring Person” has the meaning specified in Section VI(c).

“Applicable Conversion Rate” means the Initial Conversion Rate, subject to adjustment pursuant to Section II(b), as applicable, for any such event occurring subsequent to the initial determination of such rate.

“Board” has the meaning specified in the preamble.

“Articles of Incorporation” has the meaning specified in the preamble.

“Capacity Amendment” means an amendment to the Articles of Incorporation increasing the number of shares of Common Stock that the Corporation is authorized to issue to more than 100,000,000.

“Change of Control” has the meaning specified in Section VI(b).

“Common Dividend Equivalent Amount” has the meaning specified in Section III(a).

“Common Stock” means the Common Stock, $1.00 par value per share, of the Corporation.

“Conversion Date” means, with respect to a share of Junior Preferred Stock, the date on which such share is converted into Common Stock.

“Convertible Holder” means a Holder, other than the initial Holder or an affiliate thereof, who acquires one or more shares of Junior Preferred Stock following a Permitted Transfer.

“Conversion Notice” shall mean the notice given by a Convertible Holder to the Corporation, specifying the number of shares of Junior Preferred Stock to be converted into Common Stock and certifying that such Person is a Convertible Holder.

“Corporation” has the meaning specified in the preamble.

“Exchange Property” has the meaning specified in Section VI(a).

“Holder” means a Person in whose name any shares of Junior Preferred Stock are registered, which may be treated by the Corporation as the absolute owner of such shares for all purposes.

“Initial Conversion Rate” means, for each share of Junior Preferred Stock, one hundred (100) shares of Common Stock.

“Issue Date” means the date that the Junior Preferred Stock is first issued.

“Junior Preferred Stock” has the meaning specified in the preamble.

“Junior Stock” shall mean any class of capital stock or series of Preferred Stock of the Corporation established by the Board after the Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Junior Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation.

“Liquidation Event” has the meaning specified in Section V(a).

“Parity Stock” shall mean any class of capital stock or series of Preferred Stock established by the Board after the Issue Date, the terms of which expressly provide that such class or series will rank on parity with the Junior Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation.

“Permitted Transfer” means a sale or other transfer (i) to an affiliate of the initial Holder or to the Corporation; (ii) in a widespread public distribution; (iii) in transfer in which no transferee (or group of associated transferees) would receive 2 percent or more of any class of voting securities of the Corporation; or (iv) to a transferee that would control more than 50 percent of the voting securities of the Corporation without any transfer from the initial Holder.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock (or other applicable security) entitled to receive such cash, securities or other property (whether such date is fixed by the Board or a duly authorized committee of the Board or by statute, contract or otherwise).

“Senior Stock” shall mean each class of capital stock or series of Preferred Stock established by the Board after the Issue Date, the terms of which expressly provide that such class or series will rank senior to the Junior Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation.

“Stockholder Approval” means the requisite approval by the stockholders of the Corporation of the Capacity Amendment.

“Transfer Agent” shall mean the Corporation’s duly appointed transfer agent, registrar, redemption, conversion and dividend disbursing agent for the Junior Preferred Stock and transfer agent and registrar for any Common Stock issued upon conversion of the Junior Preferred Stock, or any successor duly appointed by the Corporation.

Section II.              Conversion

(a)           No share of Junior Preferred Stock (or fraction thereof) may be converted into Common Stock unless held by a Convertible Holder.  Each share of Junior Preferred Stock (or fraction thereof) held by a Convertible Holder shall be convertible at any time following the Stockholder Approval into a number of shares of Common Stock equal to the product of (i) the fraction of a share of Junior Preferred Stock converted and (ii) the Applicable Conversion Rate in effect on the Conversion Date, plus cash in lieu of any fractional shares of Common Stock pursuant to Section II(c)(iv).  For all purposes with respect to the conversion of Junior Preferred Stock, references herein to “Common Stock” shall include and mean any cash, securities or other property (including payments of cash in lieu of fractional shares of Common Stock) that may be due upon such conversion and references to “Junior Preferred Stock” shall include and mean any fractional shares thereof.

(b)           Adjustments to Conversion Rate.  If, at any time while Junior Preferred Stock remains outstanding, (i) the Corporation issues to holders of the Common Stock as a class shares of Common Stock or other securities of the Corporation as a dividend or distribution on the Common Stock, or (ii) the Corporation effects a share split or share combination of the Common Stock, (each, an “Adjustment Event”), then the Corporation shall adjust the Initial Conversion Rate or Applicable Conversion Rate, as applicable, or other terms of the Junior Preferred Stock in effect immediately prior to such event so that each Holder of shares of Junior Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of  shares of Common Stock that such Holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such shares of the Junior Preferred Stock been converted into shares of Common Stock immediately prior to the occurrence of such event.  An adjustment made pursuant to this Section II(b) shall become effective retroactively (x) in the case of any such dividend or distribution, to the day immediately following the close of business on the Record Date for the determination of holders of Common Stock entitled to receive such dividend or distribution or (y) in the case of any such subdivision, split, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

(c)           Shares of Junior Preferred Stock shall be converted into shares of Common Stock in accordance with the following procedures:

(i)           At all times after the Stockholder Approval, a Convertible Holder may exercise a conversion right by the delivery of a Conversion Notice to the office of the Transfer Agent during normal business hours and (if so required by the Corporation or the Transfer Agent) an instrument of transfer, in form satisfactory to the Corporation and to the Transfer Agent, duly executed by such Convertible Holder or his duly authorized attorney, and funds in the amount of any applicable transfer tax (unless provision satisfactory to the Corporation is otherwise made therefor), if required pursuant to Section II(c)(iii).

(ii)           As promptly as practicable after the delivery of a Conversion Notice and the payment in cash of any amount required by the provisions of Sections 2(c)(i) and 2(c)(iii), the Corporation will deliver or cause to be delivered at the office of the Transfer Agent to or upon the written order of the Convertible Holder, certificates or a confirmation of book-entry transfer of shares representing the number of fully paid and non-assessable shares of Common Stock issuable upon such conversion, issued in such name or names as the Convertible Holder may direct. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the delivery of the Conversion Notice, and all rights of the Convertible Holder shall cease with respect to such shares of Junior Preferred Stock at such time and the Person or Persons in whose name or names the shares of Common Stock issued upon conversion are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock at such time; provided, however, that any delivery of a Conversion Notice and payment on any date when the stock transfer books of the Corporation shall be closed shall constitute the Person or Persons in whose name or names the shares of Common Stock are to be issued as the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which such stock transfer books are open.

(iii)           The issuance of shares of Common Stock upon conversion of shares of Junior Preferred Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such shares to be issued upon conversion are to be issued in a name other than that of the Holder of the share or shares of Junior Preferred Stock converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance, or shall establish to the satisfaction of the Corporation that such tax has been paid.

(iv)           No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Junior Preferred Stock. If more than one share of Junior Preferred Stock shall be surrendered for conversion at any one time by the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Junior Preferred Stock so surrendered. Instead of any fractional shares of Common Stock that would otherwise be issuable upon conversion of any shares of Junior Preferred Stock, the Corporation shall pay to the Holder an amount in cash in respect of such fractional interest equal to the value of such fractional interest based on the closing sales price of the Common Stock on such national securities exchange or automated quotation system on which the Common Stock is then listed or authorized for quotation or, if the Common Stock is not so listed or authorized for quotation, an amount determined in good faith by the Board to be the fair value of the Common Stock at the close of business on the business day immediately preceding the applicable Conversion Date.

(v)           At all times after the Stockholder Approval, the Corporation shall be required to reserve or keep available, out of its authorized but unissued Common Stock, or have sufficient authorized Common Stock to cover, the shares of Common Stock deliverable upon the conversion of the Junior Preferred Stock  The Corporation shall take all action necessary so that all shares of Common Stock that may be issued upon conversion of shares of Junior Preferred Stock will upon issue be validly issued, fully paid and nonassessable, and free from all liens and charges in respect of the issuance or delivery thereof.

(d)           From and after a Conversion Date, dividends hereunder shall no longer accrue with respect to shares of Junior Preferred Stock converted on such date, and such converted shares of Junior Preferred Stock shall cease to be outstanding, subject to the rights of Holders of such Junior Preferred Stock to receive any previously accrued and unpaid dividends on such shares and any other payments to which they are otherwise entitled pursuant to Section III or Section VI.

Section III.             Dividend Rights

(a)           From and after the Issue Date, (i) Holders shall be entitled to receive, when, as and if declared by the Board or any duly authorized committee of the Board, but only out of assets legally available therefor, all dividends or other distributions in the form of cash or assets (other than shares of Common Stock) declared and paid or made in respect of the shares of Common Stock, at the same time and on the same terms as holders of Common Stock, in an amount per one-hundredth of a share of Junior Preferred Stock equal to the product of (A) the Applicable Conversion Rate then in effect and (B) any per share dividend or other distribution in the form of cash or assets (other than shares of Common Stock) declared and paid or made in respect of each share of Common Stock (the “Common Equivalent Dividend Amount”), and (ii) no cash dividend or other cash distribution shall be declared and paid or made in respect of Common Stock unless the Board or any duly authorized committee of the Board declares and pays to Holders of the Junior Preferred Stock, at the same time and on the same terms as holders of Common Stock, the Common Equivalent Dividend Amount per one-hundredth of a share of Junior Preferred Stock. Notwithstanding any provision in this Section III(a) to the contrary, Holders of the Junior Preferred Stock shall not be entitled to receive any dividend or other distribution in the form of cash or assets (other than shares of Common Stock) paid or made with respect to the Common Stock after the Issue Date (x) if the Record Date for determination of holders of Common Stock entitled to receive such dividend or distribution occurs prior to the Issue Date, or (y) with respect to shares of Junior Preferred Stock converted on or prior to such Record Date.

(b)           Each dividend or other distribution pursuant to Section III(a) above will be payable to Holders of record of Junior Preferred Stock as they appear in the records of the Corporation at the close of business on the Record Date for the corresponding dividend or distribution to the holders of shares of Common Stock.

(c)           To the extent the Corporation declares dividends on the Junior Preferred Stock and Common Stock but does not make full payment of such declared dividends, the Corporation will allocate the dividend payments on a pro rata basis among the holders of shares of Junior Preferred Stock and the holders of Common Stock so that the amount of dividends actually paid per share on the Junior Preferred Stock and Common Stock shall in all cases bear to each other the same ratio as the then Applicable Conversion Rate. The foregoing right shall not be cumulative and shall not in any way create any claim or right in favor of Holders in the event that dividends have not been declared or paid in respect of any prior calendar quarter.

(d)           Holders of Junior Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, on the Junior Preferred Stock other than dividends (if any) declared and payable on Junior Preferred Stock as specified in this Section III and dividends of Common Stock or other securities of the Corporation pursuant to Section II(b).

(e)           Notwithstanding any provision in this Certificate of Designation to the contrary, Holders of Junior Preferred Stock shall not be entitled to receive any dividends with respect to any such shares converted into Common Stock, except to the extent that any such dividends have been declared by the Board or any duly authorized committee of the Board (and the Record Date for such dividend occurs) after the Issue Date and prior to the applicable Conversion Date of such shares.

Section IV.             Voting

(a)           Shares of Junior Preferred Stock shall have no voting rights except as set forth in Section IV(b) or as otherwise required by Georgia law from time to time. In exercising the voting rights set forth in Section IV(b), each Holder shall be entitled to one vote for each share of Junior Preferred Stock held by such Holder.

(b)           So long as any shares of Junior Preferred Stock remain outstanding, unless a greater percentage shall then be required by law, the Corporation shall not, without the affirmative vote or written consent of the Holders (voting or consenting separately as one class) of at least a majority of the outstanding shares of Junior Preferred Stock, amend, alter or repeal or otherwise change (including in connection with any merger, consolidation or other similar transaction) any provision of the Articles of Incorporation, including this Certificate of Designation, if the amendment, authorization or repeal would significantly and adversely affect the rights or preferences of the Junior Preferred Stock.  Notwithstanding the foregoing, except as otherwise required by law, the Corporation may, without the consent of any Holder, authorize, increase the authorized amount of, or issue shares of Senior Stock or Parity Stock, and in taking such actions, the Corporation shall not be deemed to have significantly adversely affected the existing terms of the Junior Preferred Stock.

Section V.              Liquidation

(a)           In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, which occurs while any Junior Preferred Stock remains outstanding (each a “Liquidation Event”), Holders of shares of Junior Preferred Stock shall, subject to the prior rights of any holders of Senior Stock, be entitled to receive and be paid out of the assets of the Corporation available for distribution to its stockholders, for each such share (or fraction thereof), a liquidating distribution in an amount equal to that received by holders of the Common Stock for each share of Common Stock into which such share of Junior Preferred Stock (or fraction thereof) was convertible at the Applicable Conversion Rate immediately prior to such Liquidation Event.

(b)           If, in any distribution described in Section V(a) above, the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Junior Preferred Stock and the corresponding amounts payable with respect to the Common Stock or any other Parity Stock as to such distribution, Holders of Junior Preferred Stock and the holders of Common Stock or any other Parity Stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c)           For purposes of this Section V, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation (other than in connection with the voluntary or involuntary liquidation, winding up or dissolution of the Corporation) nor the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or Person shall be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

(d)           In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Corporation shall, within ten (10) days after the date the Board approves such action, or at least twenty (20) days prior to any stockholder’s meeting called to approve such action, if applicable, or within twenty (20) days after the commencement of any involuntary proceeding, whichever is earlier, give each Holder initial written notice of the proposed action.  Such initial written notice shall describe the material terms and conditions of such proposed action.

Section VI.             Adjustments for Change of Control

(a)            Upon the occurrence of a Change of Control (as defined herein) while any shares of Junior Preferred Stock remain outstanding, each share of Junior Preferred Stock (or fraction thereof) outstanding immediately prior to such Change of Control shall, without the consent of Holders, become convertible into the types and amounts of securities, cash, and other property that is or was receivable in such Change of Control by a holder of the number of shares of Common Stock into which such share of Junior Preferred Stock (or fraction thereof) was convertible immediately prior to such Change of Control (such securities, cash, and other property, the “Exchange Property”); provided, however, that if receipt of the Exchange Property would  cause the Holder to the Holder to acquire control of a bank, as “control” is defined in Section 2(a)(2) of the Bank Holding Company Act of 1956, as amended, and the implementing regulations of the Board of Governors of the Federal Reserve System, require the Holder to file a Change in Bank Control Act notice or require the Holder to make any similar regulatory filing, proper provision shall be made for such Holder to receive shares of non-voting securities in lieu of any voting securities included in the Exchange Property, the terms of which non-voting securities shall be as nearly equivalent as practicable to those of the Junior Preferred Stock.

(b)            A “Change of Control” shall mean:

 (i)  an acquisition of more than fifty percent (50%) of the equity securities of the Corporation (measured by vote or value) by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the Acquiring Person (as defined below) or its Parent, Subsidiary or Affiliate (each as defined in Rule 12b-2 of the Exchange Act);

 (ii)  a sale or other disposition of all or substantially all of the assets of the Corporation (on a consolidated basis) in a single transaction or series of related transactions;

 (iii)  any tender offer, exchange offer, stock purchase or other transaction or event or series of related transactions or events by or involving the Corporation in which a single entity or group becomes the direct or indirect owner of more than fifty percent (50%) of the equity securities of the Corporation (measured by vote or value);

 (iv) a capital reorganization or reclassification of the Common Stock or other securities.

Notwithstanding anything contained herein to the contrary, a change in the state of incorporation of the Corporation shall not in and of itself constitute a Change of Control.

(c)           “Acquiring Person” means, in connection with any Change of Control any of the following, at the Holder’s election, (i) the continuing or surviving Person of a consolidation or merger with the Corporation (if other than the Corporation), (ii) the transferee of all or substantially all of the properties or assets of the Corporation, (iii) the corporation consolidating with or merging into the Corporation in a consolidation or merger in connection with which the Common Stock is changed into or exchanged for stock or other securities of any other Person or cash or any other property, (iv) the entity or group acting in concert acquiring or possessing the power to cast the majority of the eligible votes at a meeting of the Corporation’s stockholders at which directors are elected, or, (v) in the case of a capital reorganization or reclassification, the Corporation, or (vi) at the Holder’s election, any Person that (x) controls the Acquiring Person directly or indirectly through one or more intermediaries, (y) is required to include the Acquiring Person in the consolidated financial statements contained in such Person’s Annual Report on Form 10 K (if such Person is required to file such a report) or would be required to so include the Acquiring Person in such Person’s consolidated financial statements if they were prepared in accordance with U.S. generally accepted accounting principles and (z) is not itself included in the consolidated financial statements of any other Person (other than its consolidated subsidiaries).

(d)           If holders of shares of Common Stock have the opportunity to elect the form of consideration to be received in a Change of Control, the Holders of Junior Preferred Stock shall be entitled to receive the same election.

(e)           The Corporation (or any successor) shall, within 20 days of the occurrence of any Change of Control or, if earlier, the date on which similar notice is given to holders of Common Stock, provide written notice to the Holders of such occurrence and of the type and amount of the cash, securities or other property that constitutes the Exchange Property.  Failure to deliver such notice shall not affect the operation of this Section VI.

Section VII.            Reports as to Adjustments

Whenever the number of shares of Common Stock into which the shares of Junior Preferred Stock are convertible is adjusted as provided in Section II(b), the Corporation shall, as soon as is reasonable practicable, compute such adjustment and furnish to the Holders a certificate of the Corporation, setting forth the number of shares of Common Stock into which each share of Junior Preferred Stock (or fraction thereof) is convertible as a result of such adjustment, a brief statement of the facts requiring such adjustment, the computation thereof and when such adjustment will become effective.

Section VIII.          Transfer Restrictions

Shares of Junior Preferred Stock may not be transferred to any Person other than pursuant to a Permitted Transfer, and any attempt to transfer one or more shares of Junior Preferred Stock (or fraction thereof) to a Person other than pursuant to a Permitted Transfer shall be void and of no effect.

Section IX.             Exclusion of Other Rights

Except as may otherwise be required by law, shares of Junior Preferred Stock shall not have any powers, preferences, participation and other special rights, qualifications, limitations, restrictions and other designations, other than those specifically set forth herein (as this Certificate of Designation may be amended from time to time) and in the Articles of Incorporation. The shares of Junior Preferred Stock shall have no preemptive or subscription rights.

Section X.              Severability of Provisions

If any powers, preferences, participation and other special rights, qualifications, limitations, restrictions and other designations of the Junior Preferred Stock set forth in this Certificate of Designation (as this Certificate of Designation may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other powers, preferences, participation and other special rights, qualifications, limitations, restrictions and other designations of the Junior Preferred Stock set forth in this Certificate of Designation (as so amended) which can be given effect without the invalid, unlawful or unenforceable powers, preferences, participation and other special rights, qualifications, limitations, restrictions and other designations of the Junior Preferred Stock shall, nevertheless, remain in full force and effect, and no powers, preferences, participation and other special rights, qualifications, limitations, restrictions and other designations of the Junior Preferred Stock herein set forth shall be deemed dependent upon any other such powers, preferences, participation and other special rights, qualifications, limitations, restrictions and other designations of the Junior Preferred Stock unless so expressed herein.

Section XI.             Rank

Notwithstanding anything set forth in the Articles of Incorporation or this Certificate of Designation to the contrary, the Board or any authorized committee of the Board, without the vote of Holders of the Junior Preferred Stock, may authorize and issue additional shares of stock ranking junior or senior to, or on parity with, the Junior Preferred Stock as to dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or any other powers, preferences, participation and other special rights, qualifications, limitations, restrictions and other designations.

Section XII.            No Redemption

The Corporation may not, at any time, redeem the outstanding shares of the Junior Preferred Stock, except upon the unanimous consent of the Holders of all outstanding shares of Junior Preferred Stock.

Section XIII.          Repurchases

Subject to the limitations imposed herein, the Corporation may purchase and sell shares of Junior Preferred Stock (or fraction thereof) from time to time to such extent, in such manner, and upon such terms as the Board or any duly authorized committee of the Board may determine.

Section XIV.          No Sinking Fund

Shares of Junior Preferred Stock are not subject to the operation of a sinking fund or any similar provisions.

Section XV.           Notices

All notices, requests and other communications to a Holder of Junior Preferred Stock shall be in writing (including facsimile transmission) and shall be given at the address of such Holder as shown on the books of the Corporation. A Holder of Junior Preferred Stock may waive any notice required hereunder by a writing signed before or after the time required for notice or the action in question. Notice shall be deemed given on the earlier of the date received or three business days after the date such notice is mailed by first-class mail, postage prepaid.